Exhibit 99.1

Investor & Press Contact:

Steve Kunszabo

Organovo Holdings, Inc.

+1 (858) 224-1092

skunszabo@organovo.com

ORGANOVO APPOINTS NEW BOARD MEMBER

SAN DIEGO – December 6, 2018 – Organovo Holdings, Inc. (NASDAQ:ONVO) (“Organovo”), a biotechnology company pioneering the development of 3D bioprinted tissues aimed at treating a range of serious adult and pediatric liver diseases, today announced that its board of directors has appointed one new member.  David Shapiro, M.D., Chief Medical Officer of Intercept Pharmaceuticals, Inc. (“Intercept”), will join Organovo’s board, effective immediately.  Dr. Shapiro’s appointment increases the number of Organovo directors to eight.

“David brings significant liver-focused clinical development and medical expertise to our board,” said Taylor J. Crouch, CEO, Organovo.  “His senior leadership experience across the life sciences sector adds to the strength of our already outstanding board, and I’m confident he’ll make a significant contribution as we complete the preclinical studies for our liver therapeutic tissue and move toward our first Investigational New Drug (“IND”) application in calendar 2020. David has played a key role in establishing his current company as a leader in treating liver disease, including a commercial product addressing primary biliary cholangitis (“PBC”) and a late-stage development program focused on non-alcoholic steatohepatitis (“NASH”).  I’m grateful for his willingness to join the board at such an important time in our organizational development, as well as the ongoing support from all of our directors.”

Dr. David Shapiro has over 30 years of clinical development experience in the pharmaceutical industry.  He has served as the Chief Medical Officer of Intercept Pharmaceuticals, Inc. since November 2017, having previously served as its Chief Medical Officer and Executive Vice President, Development since 2008.  Dr. Shapiro founded a consulting company, Integrated Quality Resources, that focused on development stage biopharmaceutical companies and was active in this role from 2005 to 2008.  From 2000 to 2005, Dr. Shapiro was Executive Vice President, Medical Affairs and Chief Medical Officer of Idun Pharmaceuticals, Inc., prior to its acquisition by Pfizer Inc.  From 1995 to 1998, he was President of the Scripps Medical Research Center at Scripps Clinic.  He served as Vice President, Clinical Research at Gensia and as Director and Group Leader, Hypertension Clinical Research at Merck Research Laboratories from 1985 to 1990.

About Organovo Holdings, Inc.

Organovo is a biotech platform company that has developed a leadership position with its revolutionary ability to 3D bioprint tissues with human functionality.  The Company is pursuing multiple IND-track programs to develop its NovoTissues® to address a number of serious unmet medical needs in adult and pediatric populations, initially focusing on liver disease.  Organovo’s first IND-track program for Alpha-1-antitrypsin deficiency recently received orphan drug designation from the FDA, and the Company expects to file its first IND in 2020.  In order to support its plan to initiate multiple IND-track programs, the Company is providing access to its ExVive™ in vitro tissue disease modeling platform to facilitate high value drug discovery and development collaborations.  Organovo’s wholly-owned subsidiary, Samsara Sciences, provides the Company and its clients with high quality human liver and kidney cells for research applications.  Organovo is changing the shape of life science research and transforming medical care.  Learn more at www.organovo.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the potential benefits and therapeutic uses of the Company’s therapeutic liver tissue, including the benefits of an orphan designation; the Company’s expectations regarding the FDA regulatory pathway and anticipated timelines for its regulatory filings; the potential market opportunity for the Company’s therapeutic tissue candidates; the Company’s ability to meet market demand; and customer demand for and acceptance of its disease modeling and other in vitro tissue platforms.  The factors that could cause the Company's actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the possibility that the final results of the Company's preclinical studies may be different from the Company's studies or interim preclinical data results and may not support further clinical development of its therapeutic tissues; the Company may not successfully complete the required preclinical and clinical trials required to obtain regulatory approval for its therapeutic tissues on a timely basis or at all; the Company may not be able to obtain sufficient raw materials to meet market demand for its therapeutic products; risks that competitive products may adversely impact the market opportunity for the Company’s therapeutic tissue candidates; the Company's ability to develop, market and sell products and services based on its technology; the expected benefits and efficacy of the Company's products, services and technology; the Company’s ability to execute framework agreements involving multi-year commitments and routine use on a timely basis, or at all; the Company’s ability to successfully complete studies and provide the technical information required to support market acceptance of its products, services and technology, on a timely basis or at all; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies, including its use of third party distributors; the Company’s ability to recognize deferred revenue; and the Company’s ability to meet its fiscal-year 2019 goals and outlook. These and other factors are identified and described in more detail in the Company's filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on May 31, 2018. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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